EXHIBIT 10.1

DEED OF LEASE

This Deed of Lease (“Deed”) is made at Bangalore on this the 27th day of July, 2017.

BETWEEN

RMZ Ecoworld Infrastructure Private Limited (formerly known as Adarsh Prime Projects Private Limited), a company incorporated under the Companies Act, 1956, having its registered office at Level 12–14, Tower ‘B’, The Millenia, No. 1 & 2, Murphy Road, Ulsoor, Bangalore 560 008, duly represented by its Authorised Signatory, Mr. Chatru M Menda, hereinafter referred to as the LESSOR  (which expression shall unless excluded by or repugnant to the subject or context be deemed to include its successors in interest, executors and permitted assigns) of the One Part;

AND

MobileIron India Software Private Limited, a Company registered under the Companies Act, 1956, having its registered office at 6th Floor, Western Pearl, Beside Google, Kondapur, Hyderabad 500 084, duly represented by its Regional Head – HR, Mr. Gaurav Kamra, hereinafter referred to as the LESSEE,  (which expression shall unless excluded by or repugnant to the subject or context be deemed to include its successors in interest, executors and permitted assigns) of the Other Part;

(The LESSOR and the LESSEE are collectively referred to hereafter as the “Parties”);

A.	WHEREAS:
i)	The LESSOR herein is the absolute owner and in peaceful possession and enjoyment of the property bearing:
a.	Sy. No. 98/1 admeasuring 2 Acres 16 Guntas;
b.	Sy. No. 98/2 admeasuring 1 Acre 24 Guntas;
c.	Sy. No. 99(P) admeasuring 0 Acre 25 Guntas; and

all situated at Bhoganahalli Village, Varthur Hobli, Bangalore East Taluk and totally admeasuring an extent of 04 Acres 25 Guntas morefully described in the Items 1, 2 and 3 of the Schedule A written hereunder and hereinafter referred to as Item Nos. 1, 2 and 3 Properties, which the Lessor has acquired from the Karnataka Industrial Area Development Board (“KIADB”) as follows:

ii)

The LESSOR had applied to the Karnataka Industrial Area Development Board (‘KIADB’ for short) allotment of various lands situated in Doddakkannelli Village, Devarbeesanahalli Village and Bhoganahalli Village, including inter alia Item Nos. 1, 2 and 3 Properties;

iii)

Accordingly, KIADB had, vide Agreements dated 31.12.2004 duly registered as (i) Document No.BAS-1-24726/2004-05, Book I, stored in CD No. BASD 124, and  (ii) Document No.BAS-1-01566/2006-07 in Book I, stored in CD No. BASD 235, in the Office of the Sub-Registrar, Bangalore South Taluk,

Bangalore allotted inter alia the Item Nos. 1, 2 and 3 Properties to the Lessor.
iv)

Subsequently, KIADB has handed over the possession of Item Nos. 1, 2 and 3 Properties to the Lessor, under Possession Certificates Nos. IADB 14667/DDO-I/3175/2003-04 dated 30/31.01.2004 and IADB 14667/11634/2003-04 dated 24.01.2004 respectively; and

v)

Subsequently, after compliance with the terms and conditions as stipulated in the aforesaid Agreements dated 31.12.2004 and 19.04.2006, KIADB has executed a Sale Deed dated 28.08.2010, in favour of the Lessor herein, inter alia, in respect of Item Nos. 1, 2 and 3 Properties which was registered on 13.09.2010, as Document No. 3848/2010-11 of Book I and stored in CD No. VRTD 81, in the office of the Senior Sub Registrar, Varthur, Bangalore Urban District;

vi)

The Item Nos. 1, 2 and 3 Properties come within the jurisdiction of Bruhat Bangalore Mahanagara Palike (“BBMP”) and BBMP has assigned Katha No.234,  to the said Properties vide certificate issued by the Assistant Revenue Officer, Mahadevapura Sub Division;

B.	AND WHEREAS:
i)	The Lessor herein is the absolute owner and in peaceful possession and enjoyment of the converted land being:
a.	Sy. No.101 (P) admeasuring 08 Guntas;
b.	Sy. No. 102/1 admeasuring 13 Guntas;
c.	Sy. No.102/2 admeasuring 24 Guntas; and
d.	Sy. No.100 admeasuring 02 Acres 27 Guntas;

totally admeasuring 3 Acres 32 Guntas situated at Bhoganalli Village, Varthur Hobli, Bangalore East Taluk (formerly Bangalore Taluk) more fully described in Item No. 4 to 7 of Schedule A hereunder written and hereinafter referred to as Item Nos. 4, 5, 6 and 7 Properties respectively, having acquired the same by and under the following Sale Deeds executed in its favour by M/s. Adarsh Developers, M/s. Shivakar Infrastructure, Mr. B.M. Karunesh and Mr. B.M. Jayeshankar, who were the erstwhile owners of the same,-

a)

Sale Deed dated 02.09.2011 registered as Document No. VRTD – 1 – 04861 - 2011/12 in CD No. VRTD 130 registered in the Office of the Sub Registrar, Varthur, Bangalore, in respect of Item Nos. 4, 6, 7 Properties and a portion of Item No. 5 Property; and

b)

Sale Deed dated 02.09.2011 in respect of a portion of Item No. (v) property registered as Document No. VRTD – 1 – 04859 - 2011/12 in CD No. VRTD 130 registered in the Office of the Sub Registrar, Varthur, Bangalore in respect of the remaining portion of Item No. 5 Property;

ii)	Item Nos. 4, 5, 6 and 7 properties were initially converted from agricultural to non-agricultural residential purposes vide the following orders;
a.	Order No. ALN (E) VB SR/452/2004/05 dated 05.03.2005 for Sy. No.100 measuring 2 Acres 27 Guntas;

b.	Order No. ALN (E) VB SR/456/2004/05 dated 16.03.2005 for Sy. No.101 measuring 2 Acres 21 Guntas;
c.	Order No. BDS/ALN SR (SA)/332/2000/01 dated 24.04.2001 for Sy. No. 102/1 admeasuring 1 Acre;
d.	Order No. BDS/ALN (E) VB/SR/19/2002/03 dated 12.08.2002 for Sy. No. 102/1 admeasuring 20 Guntas;
e.	Order No. ALN SR/(SA) 30/2001/02 dated 12.10.2001 for Sy. No. 102/2 measuring 2 Acres 03 Guntas;
f.	Order No. ALN (EVH) SR/ 33/2006-07 dated 14.10.2008 in respect of a portion of Item No. 5 Property measuring 0-20 Guntas;
iii)	Subsequently, Item Nos. 4, 5, 6 and 7 properties were converted from residential to industrial hi-tech purposes vide the following orders:
a.	Order No. ALN (E) VB SR/452/ 2004/05 dated 05.03.2012 for Sy. No.100 measuring 2 Acres 27 Guntas;
b.	Order No. ALN (E) VB SR/456/ 2004/05 dated 05.03.2012 for Sy. No.101 measuring 2 Acres 21 Guntas;
c.	Order No. BDS/ALN SR (SA)/332/2000/01 dated 05.03.2012 for Sy. No. 102/1 admeasuring 1 Acre and
d.	Order No. BDS/ALN (E) VB/SR/19/2002/03 dated 05.03.2012 for Sy. No. 102/1 admeasuring 20 Guntas;
e.	Order No. ALN SR/(SA) 30/2001/02 dated 05.03.2012 for Sy. No. 102/2 measuring 2 Acres 03 Guntas;
f.	Order No. ALN (EVH) SR/33/2006-07 dated 05.03.2012 in respect of the aforesaid portion of Item No. 5 Property;
C.	AND WHEREAS:
i)

The Lessor is the absolute owner of converted land being a portion of Sy. No. 102/3 admeasuring 0-22 Guntas which is more fully described in Item No. 8 of the Schedule A hereunder written and is hereinafter referred to as Item No. 8 Property;

ii)

The Item No. 8 Property was acquired by the Lessor by and under a Deed of Exchange dated 10.05.2005 registered as Document No.VRT-1-00683-2012/13 and stored in CD No. VRTD 152 dated 10.05.2012, in the office of the Sub – Registrar, Varthur, Bangalore executed between the Lessor and one Mr. B.P. Venkatswamy Reddy;

iii)	Item No. 8 Property has been converted from agricultural to non agricultural industrial (hi-tech) purpose vide Conversion Order bearing No. ALN (EVH) SR/347 2008/09 dated 17.09.2011;
D.	AND WHEREAS:
i)

The LESSOR is the absolute owner of converted land bearing Sy. No. 99 admeasuring 3 Acres 33 Guntas situated at Bhoganahalli Village, Varthur Hobli, Bangalore East Taluk (formerly Bangalore South Taluk) which is more fully described in the Item No. 9 of the Schedule A  hereunder written and is hereinafter referred to as Item No. 9 Property;

ii)

The Item No. 9 property has been acquired by the Lessor by and under a Sale Deed dated 25.08.2011 duly registered as Document No.VRT-1-94616/2011-12 and stored in CD No. VRTD 128, with the Sub – Registrar, Varthur, Bangalore executed in its favour by Mr. Jayaram Reddy and other, M/s. Adarsh Developers and M/s. J.N. IT Park;

iii)

Out of the extent of 03 Acres and 33 Guntas of Item 9 Property, a portion admeasuring 03 Acres 23 Guntas has been converted from agricultural to non-agricultural residential purpose vide Order No. BDS. ALN (E) VB : SR:221/2003-04 dated 02.09.2003.

iv)

The aforesaid portion admeasuring 03 Acres 23 Guntas has subsequently been coverted to non-agricultural hi – tech purpose vide Order No. ALN (E) VB: SR: 221/ 2003-04 dated 05.03.2012 issued by the Spl. Dy. Commissioner, Bangalore District, Bangalore;

v)

Further, by an Order bearing No. ALN (EVH) SR:244/2011-12 dated 24.08.2011 issued by the Spl. Dy. Commissioner, Bangalore District, Bangalore the remaining extent of Item No. 9 Property admeasuring 10 Guntas, has also been converted from agricultural to non-agricultural hi-tech purposes;

E.	AND WHEREAS the Item Nos. 4 to 9 Properties come within the jurisdiction of BBMP and BBMP had assigned Katha No.286 in the name of the Lessor along with other properties;
F.

AND WHEREAS Item Nos. 1, 2, 3, 4, 5, 6, 7, 8 & 9 Properties totally admeasuring approximately 12 Acres 32 Guntas, form one compact block of land, which is more fully described in the Schedule B hereunder and hereinafter referred to as the Schedule B Property.

G.

AND WHEREAS the Schedule B Property along with other adjacent immoveable properties were notified as a Special Economic Zone by the Ministry of Commerce and Industry vide Notification dated 28.09.2006 issued under the provisions of Special Economic Zones Act, 2005 and rules and regulations framed thereunder (“SEZ Act”); and

H.

AND WHEREAS subsequently, the Schedule B Property has, pursuant to the request of Lessor, been denotified from the purview of the SEZ Act and the same has been communicated to the Lessor vide letters dated 24.12.2009 and 21.09.2010;

I.

AND WHEREAS the name of the Lessor which was originally M/s. Adarsh Prime Projects Private Limited has since been changed to RMZ Ecoworld Infrastructure Private Limited as evidenced by the Fresh Certificate of Incorporation dated 26.07.2012 issued by the Registrar of Companies, Karnataka; and

J.	AND WHEREAS in the aforesaid manner, the Lessor herein has become the absolute owner and in possession and enjoyment of the Schedule B Property.
K.

AND WHEREAS  the Lessor is, accordingly, in the process of developing buildings comprising of commercial office space on the Schedule B Property (which is also referred to as “Plot C3”),  in accordance with the plans sanctioned by the KIADB, in part of a larger Project known as “RMZ Ecoworld”, (the “said Project”) and one of the buildings being so developed, is Campus No. 7 (hereinafter referred to as the “Building”) comprising of 2 [Two] Basements plus ground plus Ten [10] upper floors.
L.

AND WHEREAS the Lessee, a company engaged in Information Technology/ Information Technology Enabled Services business and being in need of suitable premises to conduct its business operations, is desirous of taking on lease, the Office space being Unit No. 803 and Unit No. 804 on the 8th floor, measuring 40,532 square feet of Leasable Built-up Area (defined here below) of the said Building, as shown on the Plan annexed hereto as Annexure III along with the exclusive right of use of 51  (Fifty One Only) Nos. open and covered car parking spaces across the basement and surface parking areas of the Building (calculated at the rate of 1 (One) Car Parking Space for every 800 [Eight Hundred] Square Feet of Leasable Built – up Area). The said Unit No. 803 and Unit No. 804 is hereinafter referred to as the “Office Space” and the said car parking spaces are hereinafter referred to as the “Parking Spaces” and the Office Space and Parking Spaces are together referred to as the “Premises” and are more fully described in the Schedule C hereunder written;

M.

AND WHEREAS the Lessee confirms that it has satisfied itself in all respects with regard to the right, title and authority of the Lessor with respect to the Premises as well as the area of the Premises and shall not raise any issues in this regard;

N.

AND WHEREAS the Lessee has obtained all the pre-requisite sanctions, approvals, licenses, from all the statutory/competent authorities, which may be necessary for commencement of its business operations in the Premises and upon assurances of the Lessee that it shall strictly abide by the stipulations contained in this Deed, the Lessor has agreed to give on lease to the Lessee the Premises on the terms and conditions recorded herein;

NOW THEREFORE, IN CONSIDERATION OF THE RENT AGREED TO BE PAID BY THE LESSEE AND THE SECURITY DEPOSIT AGREED TO BE DEPOSITED BY THE LESSEE AS PER THE TERMS HEREIN AND OF THE RECIPROCAL PROMISES AND COVENANTS HEREIN SET FORTH AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT, ADEQUACY AND LEGAL SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES MUTUALLY AGREE AS FOLLOWS:

I.	GRANT OF LEASE:
a)

In consideration of the Rent herein agreed to be paid by the Lessee to the Lessor and the Security Deposit deposited by the Lessee with the Lessor in accordance with the terms and conditions of this Lease Deed and of the covenants, obligations, terms and conditions to be mutually performed and observed, the Lessor hereby grants on lease to the Lessee and the Lessee hereby takes on lease from the Lessor the said Premises, viz., Unit No. 803 and Unit No. 804 on the Eight floor, measuring 40,532  square feet of Leasable Built-up Area (defined here below) of the said Building, as shown on the Plan annexed hereto as Annexure III along with the exclusive right of use of 51 (Fifty One Only) Nos. car parking spaces in the basement of the Building, in Warm Shell condition (defined hereunder), on the terms and conditions hereinafter appearing.

b)	The specific location of the said Car Parking Spaces shall be as shown on the Plan annexed hereto as Annexure - III A.

c)

The expression “Leasable Built-up Area” as used in this  Lease Deed (defined hereunder), shall mean the total area of the Premises for which rent shall be charged viz., (a) the built-up area of the Premises including walls and external finish; and (b) the balconies and sit-outs areas of the Building; and (c) the proportionate share in all the common areas of the Building, lobbies, common amenities and services like lift-well staircase, Electro mechanical rooms, Society rooms, Security Rooms, etc.

d)	The expression “Warm Shell Condition” as used in this Deed and in the Lease Deed (defined hereunder), shall mean:
i.	Base Building as per Lessor’s standard specifications as annexed hereto as Annexure II;
ii.	Power from Bangalore Electricity Supply Company Limited at the rate 0.8 Kva / 100 sqft (Including HVAC and Common Infrastructure Loads);
iii.	Finished Toilets as per Lessor’s standard specifications;
iv.	Finished Lobbies as per Lessor’s standard specifications;
v.	Power Back up 0.8 Kva / 100 sqft (Including HVAC and Common Infrastructure Loads); and
vi.	High Side Air-conditioning (Consisting of Common Chillers with piping up to the AHU and the AHU Units on the floors).
II.	DELIVERY OF POSSESSION:
a)

The Lessor has completed the Building / said Premises in accordance with the specifications provided in Annexure II and has obtained the Occupation Certificate in respect of the Building/ said Premises and has delivered the possession of the said Premises to the Lessee on July 1, 2017.

b)

It is agreed that the Lessee shall be entitled to commence fit-out works in the Premises from the Lease Commencement Date, in accordance with the Fit Out Guidelines attached hereto as Annexure VI and subject to the Lessee submitting and getting approval of the final interior lay-out plan from the Lessor before commencement of its fit out works.

III.	LEASE COMMENCEMENT DATE:

The Lease in respect of the Premises has commenced on and from the date of delivery of possession of said Premises by the Lessor to the Lessee in accordance with Clause II (a) above, viz., on and from July 1, 2017 and such date shall hereinafter be referred to as the “Lease Commencement Date”.

IV.	TERMS AND CONDITIONS OF THE LEASE:

The LESSOR agrees to grant on Lease to the LESSEE and the LESSEE agrees to take on lease from the LESSOR, the said Premises on the following terms and conditions:

1.	DURATION OF LEASE:

The duration of the lease in respect of the Premises shall be 5  (Five) years commencing from the Lease Commencement Date (hereinafter referred to as the “Initial Term”).

2.	RENEWAL OF LEASE:
a.

If the Lessee has not contravened any of the terms and conditions of the lease and requests the Lessor to renew the lease, the Lessor shall grant such renewal, for 1 (One) additional period (such period being referred to as the “Renewed Period”) of 5 (Five) years, on the same terms and conditions as herein contained and such other terms and conditions, if any, as may be mutually agreed upon between the Parties subject, however, to payment of the escalated rent (as per Clause 4 (c) below), escalated maintenance charges and charges for consumption of power, water, back – up power, at the rates applicable at the time of such renewal.

b.	Provided that, if the Lessee is desirous of such renewal, the Lessee shall issue a notice of such intent to the Lessor at least 6 (Six) months prior to the expiry of the term of the lease herein.
c.	It is agreed that such renewal shall be effected by means of a fresh lease deed to be executed by the parties, and registered at the cost of the Lessee, before the commencement of the Renewed Period.
d.

In the event of the Lessee not exercising its option to renew the Lease within the period and in the manner as stated above, the aforesaid option to so renew shall stand abandoned and forfeited unless the Lessor agrees otherwise.

3.	RENT COMMENCEMENT DATE:

The obligation of the Lessee to pay rent shall commence on and from September 15, 2017, which date is referred to hereinafter as the “Rent Commencement Date”.

4.	RENT:
a.

The Lessee shall, on and from the Rent Commencement Date, pay every month to the Lessor, rent (hereinafter referred to as the “Rent”) in respect of the Premises, which shall be the aggregate sum of Rs. 34,61, 592/- (Rupees Thirty Four Lakhs Sixty One Thousand Five Hundred and Ninety Two Only) calculated as below, plus all present and future Taxes as defined in Clause 10 (f) below:

i.

A sum of Rs. 32,83,092/- (Rupees Thirty Two Lakhs Eighty Three Thousand and Ninety Two Only), being rent for the Office Space calculated at the rate of Rs. 81/- (Rupees Eighty One  Only) per Sq. Ft. of the Leasable Built Up Area of the Office Space per month thereof (“Office Space Rent”);

ii.

A sum of Rs. 1,78,500/- (Rupees One Lakh Seventy Eight Thousand Five Hundred  Only), being rent for for 51 number of car parking spaces, calculated at the rate of Rs. 3,500/- (Rupees Three Thousand Five Hundred Only) per car parking space per month (“Car Parking Space Rent”).

iii.	For clarity, the Office Space Rent and the Car Parking Rent are together referred to as “Rent”.

b.	Manner of Payment of Rent:

The Lessee shall pay the Rent and the Taxes for the Premises to the Lessor every month in advance to the Current Account No. 34649389961 of the Lessor, maintained with State Bank of India, Industrial Finance Branch, Mid Corporate Group, Residency Plaza, Residency Road, Bangalore - 560025 SBIN0008598 (IFSC), on or before the 10th day of each English calendar month subject to tax deduction at source. In case the Lessee delays payment of Rent, on the date stipulated herein, the Lessee shall, without prejudice to the right of the Lessor to terminate the Lease as provided for in Clause 15 (a) below, pay simple interest at the rate of 18% per annum on overdue Rent or any portion thereof from the date on which it is due till the date of payment.

c.	Escalation of Rent:

The Rent for the Premises shall stand escalated at the rate of 15% (Fifteen Percent Only), every 3 (Three) years commencing from the Lease Commencement Date (including during any renewed period of the Lease), over the Rent paid by the Lessee in the month immediately prior to such escalation.

5.	SECURITY DEPOSIT:
a.

The Lessee shall deposit and maintain with the Lessor during the Initial Term and all Renewed Periods of the lease, an interest free refundable security deposit, (hereinafter referred to as the “Security Deposit”)  being a sum equivalent to the Rent payable for 6 (Six) months, amounting to Rs. 1,96,98,552/-  (Rupees One Crore Ninety Six Lakhs Ninety Eight Thousand Five Hundred and Fifty Two Only), paid / payable for the Office Space, in the following manner:

i.

A sum equivalent to the Rent payable for 2 (Two) months amounting to Rs. 65,66,184/- (Rupees Sixty Five Lakhs Sixty Six Thousand One Hundred and Eighty Four only) has been paid by the Lessee to the Lessor vide bank transfer UTR Reference No. N138170296133181 dated May 18, 2017, before execution of this Deed of Lease; and

ii.

The balance sum of Rs. 1,31,32,368/- (Rupees One Crore Thirty One Lakh Thirty Two Thousand Three Hundred and Sixty Eight only) is paid by the Lessee to the Lessor vide bank transfer UTR Referenc No. N202170334722631, before delivery of possession of the Premises on lease as per Clause II above;

b.	Upon termination or expiry of the lease as specified herein, the Lessor shall forthwith refund to the Lessee, the entire Security

Deposit after lawful deductions, if any, of Rent, CAM Charges (defined hereinbelow), electricity charges, or any other amounts due and payable by the Lessee under the Lease Deed.
c.

On expiry or earlier termination of the Lease, provided the Lessee is ready and willing to hand over vacant possession of the Premises, if the Lessor fails to refund the Security Deposit after adjusting the amounts due and payable in accordance with Clause 5 (b) above, the Lessor shall refund the Security Deposit with interest at the rate of 18% (Eighteen Percent Only), per annum payable on the Security Deposit for the delayed period from the date of expiry or termination till the date of payment and the Lesse shall be entitled to lock the Office Space and hold the key without payment of Rent and CAM Charges until such time the entire Security Deposit, alongwith the said interest payable, is refunded by the Lessor.

d.

If the Lessee fails to hand over the possession of the Premises upon expiry or earlier termination of Lease, in spite of the Lessor’s readiness to refund the Security Deposit payable less any deductions in accordance with Clause 5 (b) above, the Lessee shall be liable to pay, as and by way of  pre-determined liquidated damages that will be caused to the Lessor and the same is agreed as such, an amount equivalent to twice the Rent payable hereunder as damages for the delayed period (from the date of termination of the lease till the date of handing over of possession) in respect of the Premises for every day of such delay/ default for the first 15 (fifteen) days from the date of expiry or earlier termination. In the event that such delay/ default continues beyond 15 (fifteen) days from the date of expiry or termination, the liquidated damages shall be an amount equivalent to 5 (five) times the last paid Rent in respect of the Premises for every day of such delay/ default. The Lessee agrees that it shall not at any time dispute or object the quantum of damages mentioned above. Such compensation will be computed at the aforesaid rate for the period of delay. The abovementioned right shall be without prejudice to the right of the Lessor to evict the Lessee and the Lessor shall be entitled to prevent and stop the entry of the Lessee and all others in the Premises and the Lessee shall be deemed a trespasser in the Premises. It is clarified that payment of such damages shall not tantamount to extension or renewal of lease or creation of a monthly lease. In the event that the default continues and the Lessee fails to hand over vacant possession of the Premises to the Lessor for a period exceeding two (2) months from the expiry or earlier termination of the Lease, the Lessor shall, without prejudice to any other rights and remedies available to the Lessor under this Lease Deed or otherwise in accordance with law, be entitled to forfeit the entire amount of the Security Deposit.

6.	LOCK-IN PERIOD:
a.	The period of 03 (Three) years from the Lease Commencement Date shall be treated as a “Lock – in Period”, during which the

Lessee shall not abandon, surrender or terminate the lease or cause the lease to be terminated, in any manner whatsoever, except in case of termination of the lease by the Lessee on account of breach by the Lessor as mentioned in this Deed. In the event of breach by the Lessee of this clause, the Lessee shall be liable to pay to the Lessor, the Rent for the unexpired portion of the Lock-in Period. Further, in the event the Lessee terminates the Lease prior to the expiry of Lock-in Period for the reasons other than those mentioned herein and has also availed a Rent Free Period (period between the Lease Commencement and Rent Commencement) during the Initial Term, an amount equivalent to the proportionate rent free period extended for the unexpired Lock-in period shall be refunded by the Lessee to the Lessor or deducted from the Security Deposit lying with the Lessor.

b.	If the Lessee wishes to terminate the Lease, they shall be entitled to do so by providing 6 (Six) months written notice to the Lessor which may be served only after the expiry of the Lock in Period.
7.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE LESSOR

The Lessor represents, warrants and covenants to the Lessee as follows:-

a.

The Lessor is the sole and absolute owner of the Premises and has the absolute right and power to grant lease of the Premises to the Lessee upon the terms and conditions herein contained and the Lessor confirms that there are no legal impediments of any nature whatsoever, and the Lessor shall not create during the subsistence of the lease, any tenancy or any other right or charge (except what has been stated in sub-clause (b), below), in favor of any other party in respect of the Premises.

b.

The Lessor has obtained a loan from State Bank of India, Industrial Finance Branch, Mid Corporate Group, Residency Plaza, Residency Road, Bangalore-560025, on the security of the Premises. In respect of the Premises, the Lessor represents that as on the date hereof, it has not obtained loan from any bank other than the bank specified above.

c.

The Lessor has no objection for the Lessee to obtain necessary approvals and/or permissions from the Government Agencies/ Authorities/ Departments, Private Service providers to operate its business during the subsistence of the lease, and shall provide all reasonable assistance, at the cost of the Lessee, in this regard if requested by the Lessee.

d.

That the Lessee, on paying the Rent and abiding by the terms and conditions of this Lease Deed, shall peacefully hold and enjoy the Premises during the Initial Term and any renewed period/s thereof, without any interruption, interference or disturbance whatsoever, by or from the Lessor or any person/s claiming under, through or in trust for them/it or otherwise.

e.

The Lessor confirms that the Lessee shall on and from the Lease Commencement Date, be permitted to make non-structural alterations, (“Lessee’s Improvements”) in a good, workman like, safe and sound manner within the Office Space, in accordance with the Lessee's business needs, subject to the Fit Out Guidelines annexed hereto as Annexure VI.

f.

The Lessee is aware that the Building is designed to provide for an occupancy of 1 (one) person to every 10 (Ten) Square meters of Leasable Area, floor wise. If the Lessee exceeds above occupancy ratio, the Lessor will not be liable for loss of life, injury, damages, claims, etc., in any manner whatsoever, caused as a result of the same. Further, the Lessee shall be solely responsible for safety and security of its employees, visitors or guests who are visiting/operating in the Premises. The Lessee shall be solely responsible to ensure that no overcrowding of the common areas takes place in the  Building/Project and that in the event of any fire or any other emergency (ies) in the Building/ Premises, which requires evacuation of the occupants, it shall be solely responsible for safely evacutating its employee’s visitors, guests etc., as aforesaid from the Premises.

i.

On the expiry or sooner determination of the Lease, the Lessee shall be required to reinstate the Premises to the same condition as they shall be on the date of commencement of the lease, subject to normal wear and tear. The Lessee shall, without causing any damage to the Premises, be required to remove and take out all its furniture, fixtures, modular partitions, equipments and all other items installed by the Lessee at its cost.

ii.

Any damage caused to the premises and/or any part of the common areas and the fixtures in the common areas, other than normal wear and tear, shall be repaired / rectified by the Lessee at its own costs, failing which the Lessor shall be entitled to repair /rectify such damages at the cost of the Lessee and deduct the cost of such repairs/rectification from and out of the Security Deposit or otherwise.

iii.

However, upon expiry or sooner determination of lease, the Lessee may, at the sole option of the Lessor, leave behind in the Premises, such of the Lessee Improvements, as the Lessor may in its sole discretion permit and any Lessee Improvements left behind shall belong to the Lessor at no additional cost to the Lessor.

iv.

The Lessee shall have the right to install satellite dish, VSAT, Split AC on the terrace of the Premises at its own cost and expense after obtaining necessary permission/sanction from the concerned authority and after obtaining the Lessor’s consent as regards feasibility, location, etc., of the same. The Lessee shall not pay any rent to the Lessor for installing the satellite dish on the terrace of the premises.
g.

The Lessor shall, during the currency of the lease bear and pay the Property Tax (defined hereunder) in respect of the Schedule A Property and the Building,  and will keep the Lessee fully indemnified if the Lessee is prevented from using the Premises, on account of any failure on the part of the Lessor to pay the same. Provided the Lessee duly observes and performs the terms of the lease, the Lessor will ensure that the Lessee’s right of peaceful possession of the Premises is not disturbed on account of any non payment of property tax by the Lessor.

h.

The Lessor shall observe and perform the terms, conditions, agreements, covenants and provisions and also undertake to observe and perform the laws, rules, regulations and bye-laws for the time being and from time-to-time in force, of the relevant municipal corporation and/or any other concerned authority to the extent that the same is required to be observed, performed and complied with by the Lessor as the owner of the Land, and shall not omit or suffer or commit or permit to be committed anything whereby the Lessee’s rights to use and occupy the Premises is prejudicially affected, forfeited or extinguished.

8.	OBLIGATIONS OF THE LESSOR:

Subject to the Lessee paying the Rent and all other payments as stipulated in this Deed and duly observing and performing all the terms and conditions on its part to be observed and performed, the Lessor shall have the following obligations:

a.	PROVISION OF PARKING SPACE:
i.	The Lessor shall provide the Lessee, the right to use 51 (Fifty One Only) open and covered Car Parks across the basement and surface car parking areas of the Building.
ii.

The Lessor shall on or before the Lease Commencement Date, provide to the Lessee a car parking layout plan showing the location of the Car Parks. The car parking layout plan so provided may be amended, varied or changed from time to time, (without varying the number of Car Parks provided), and such car parking layout plan, read with its amendments, variations or changes, if any, will be binding on the parties throughout the Initial Term of the Lease and any renewal thereof.

iii.	The Lessee may use the aforesaid Car Parks for the purpose of two wheeler parking and for parking their visitors vehicles.
iv.

In addition, the Lessor shall subject to availability and as per the request of Lessee shall provide (by way of written intimation to the Lessee) to use any additional car parking spaces that may become available in the basement of the Building or on the surface parking around the Building. The Lessee will be liable to pay rent for such additional car parking at the rate of Rs. 5,000 (Rupees Five Thousand Only) per additional car parking space (“Additional Car Park Rent”) per month on the 10th of relevant month in advance for which the Additional Car Park Rent is due, which shall escalated as per escalated @ 15% every 03 (Three)  years from the date of allotment of the additional car parks.

b.	ACCESS TO THE PREMISES:

Provided the Lessee duly observes and performs all the terms and conditions of this Lease Deed, the Lessee, its employees, agents, invitees, shall have access to the Premises as well as to the common areas of the Schedule B Property Twenty Four (24) hours a day and Seven (7) days a week, 365 (Three Sixty Five) days a year during the Initial Term and any renewal of the lease thereafter.

c.	SIGNAGE:

The Lessor shall permit the Lessee to put up its nameplates, logos and signages (together the “Signage(s)”) on the common building directory and on the floor/s occupied by the Lessee, as directed and approved by the Lessor. The Lessee shall not be permitted to put up any Signage on the façade of the Building or at any other location in the Project. The Lessor shall bear the first time cost of installation of the signage on the common Building directory. However, all other costs, charges and expenses including the cost of electricity consumed for such signage, etc., shall be borne by the Lessee.

d.	MAINTENANCE OF COMMON AREAS:
i.	The Lessor shall be responsible for the maintenance of the common areas in the Project. The standard scope of maintenance of common areas is set out in Annexure IV annexed hereto.
ii.	The Lessor shall also provide utilities and other services within the Premises in accordance with the Scope of Services set out in Annexure V annexed hereto.
iii.

The Lessor may hand over the overall maintenance of the common areas of the Project to an external agency (hereinafter referred to as the “Property Manager”) which shall be responsible for maintaining the Project, as per the standard scope of maintenance set out in Annexure IV.

iv.

In consideration of the Lessor maintaining the common areas in the Building/ Schedule B Property, either by itself or through a Property Manager during the subsistence of the Lease, the Lessee shall pay with effect from the Lease Commencement Date or the commencement of fit-outs in the Premises, whichever is earlier, the monthly common area maintenance charges

(hereafter referred as the ‘CAM Charges’)  as stipulated below, during the period commencing from the Lease Commencement Date till the date of handover of vacant possession of the Premises by the Lessee to the Lessor on termination/expiry of the Lease.

v.

The Lessee shall, with effect from the Lease Commencement Date,  pay to the Lessor or the Property Manager as desired by the Lessor, the CAM Charges at the rate of Rs. 11.50/- (Rupees Eleven and Paisa Fifty  Only) per calendar month, per square foot of the Leasable Built-Up Area comprised in the Office Space and applicable service tax thereon. The CAM charges along with applicable service tax and such other present and future applicable taxes shall be paid quarterly in advance, with effect from the Lease Commencement Date till the following March 31st, (after which date the same shall be revised in accordance with sub-clause (vii), below). Any delay in payment shall attract interest at the rate of 18% (Eighteen Percent Only) per annum for the delayed period. However, in the event of such delay extending beyond 15 (Fifteen) days, the Lessor shall, without prejudice to its rights to collect penalty as above, be entitled to disrupt or prevent the supply of power to the Premises without further notice to the Lessee.

vi.

The Lessee shall pay the CAM Charges to the Lessor every quarterly in advance by direct remittance to the Lessor’s bank account, with HSBC Ltd, M.G. Road Branch, Bangalore - 560 001 Current Account No: 071136774003, HSBC0560002 (IFSC), 560039002 (MICR) subject to the deduction of income tax at source. The Lessor shall, at the beginning of every  quarter, raise and submit an invoice to the Lessee, before the stipulated date for payment of the said charges. The Lessee shall have no ownership rights, title, interest or claim whatsoever in the common areas. The CAM Charges shall be paid by direct remittance to the bank account of the Lessor, to be intimated by the Lessor to the Lessee and duly recorded in the Lease Deed.

vii.

The Lessor shall be entitled to revise the CAM Charges every year based on the budgeted expenses which will be shared with the Lessee prior to the date of such revision. Any revision of CAM Charges shall be effective from 1st April of the relevant financial year. Such escalation will be notified to the Lessee in advance by the Lessor. The CAM Charges will be escalated on annual basis on cost together with management fee calculated at 20% of the actual cost, plus applicable taxes over the previously paid CAM charges and such increase shall be based on increase in the budgeted expenses.

viii.	In the month of June every year, the Lessor shall provide copies of the audited statement of expenditure of the cost incurred in providing CAM services during the immediately preceding Financial year.
ix.

In case the actual cost incurred exceeds the estimated cost paid by the lessee during the relevant Financial year, the Lessee  shall be bound to reimburse the differential cost together with management fee calculated at 20% of the actual cost, plus applicable taxes within a period of 7 (seven) working days of receipt of a written intimation from the Lessor. In case the actual cost incurred is less than the cost paid by the Lessee during the relevant Financial year, the Lessee will adjust the cost paid in excess during the immediately succeeding quarter.

x.

The Lessor/Property Manager shall, on being intimated by the Lessee of any repair/defect within the scope of the common areas maintenance service as described in Annexure IV, rectify/repair the same within a reasonable period.

e.	ELECTRICITY
i.

The Lessor has installed a separate meter for the Office Space to determine actual consumption of electricity by the Lessee for the Office Space. The Lessee will pay the electricity charges for electricity consumed in the Office Space as per actual consumption determined as per the said separate meter.

ii.	Utilities Deposit
1.

The Lessee shall, three months’ after the Lease Commencement Date, also pay to and keep deposited with the Lessee, during the term of the lease, an amount equivalent to 2 (Two) month’s charges for utilities consumed in the Premises (“Initial Utilities Deposit”), which shall be computed based on the average charges for utilities consumed during the first three months’ of the lease.

2.

On the completion of 12 (Twelve) months from the Lease Commencement Date, the charges for utilities consumed in the Premises during the aforesaid 12 (Twelve) month period will be reviewed and the maximum monthly charges for utilities consumed during such period will be recorded. The Initial Utilities Deposit shall, thereupon, be revised to an amount equivalent to twice the maximum amount so recorded (“Revised Utilities Deposit”).

3.	In case the Revised Utilities Deposit is more than the Initial Utilities Deposit the Lessee shall,

within 7 (seven) working days of  receipt of a demand from the Lessor, pay to the Lessor, the differential amount required to make up the Revised Utilities Deposit, which shall thereafter be kept deposited with the Lessor as set out in sub clause (1) above.

4.

The Utilities Deposit / or the Revised Utilities Deposit, as the case may be, shall be refunded to the Lessee by the Lessor, on termination/expiry of the Lease, after deduction therefrom, of unpaid utilities charges, if any.

5.

In addition in case BESCOM serves a Demand Notice on the Lessor, seeking additional Monthly Minimum Deposit (MMD), the Lessee will bear the same by depositing the same with the Lessor based on the demand notice served by BESCOM. The amount to be deposited will be calculated proportionately based on the Leasable Area of the Premises and the same will be refunded by the Lessor to the Lessee on expiry or early termination of the Lease.

f.	PROPERTY TAX:
i.

The Lessor shall be responsible to pay the Property Tax payable in respect of the Premises, the Building, and/or the Project, as levied by the Bruhat Bengaluru Mahanagara Palike (hereinafter referred to as the “Property Tax”) and will keep the Lessee fully indemnified against any claims in respect of any of the above.

ii.

~~It is expressly agreed that the Lessee shall bear and pay all taxes and duties, levies in relation to or as a consequence of the implementation of this Lease Deed regardless of the name of the addressee on the demand for payment of such taxes and duties, if such taxes and duties are to be payable by the Lessee or recoverable by the Lessor from the Lessee as per the Applicable Laws.~~

g.	PEACEFUL POSSESSION

The Lessor covenants that, subject to the Lessee paying the Rent and performing its obligations under the Lease, the Lessee shall be entitled to quiet and peaceful occupation of the Premises during the Term of the lease without any interruption by or from the Lessor or any person claiming under, through or in trust for the Lessor.

h.	LESSOR’S DUTY TO REPAIR

The Lessor shall be responsible for undertaking all structural repairs in the  Building (including the Premises), during the subsistence of the lease and such cost shall be borne by the Lessor unless the same is caused on account of negligence of the Lessee or its employees/ agents/ visitors.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE LESSEE

The Lessee represents, warrants and covenants to the Lessor as follows:-

a.	Nature of Business carried on by Lessee
i.

During the tenure of this lease and any renewal contemplated herein, the Lessee shall use the Premises solely for purpose of Software Product Development and related activites, Computer Software  or Information Technology/ Information Technology Enabled Services only.

ii.

That the activity set out under I above is an Industrial Activity as defined in  both of: Section 6.2.12.1(v) of the Consolidated FDI Policy issued by the Department of Industrial Policy and Promotion, Ministry of Commerce and Industry, Government of India and effective from _June 7, 2016, a relevant of extract of which has been reproduced below:

“(v)“Industrial Activity” means manufacturing, electricity, gas and water supply, post and telecommunications, software publishing, consultancy and supply, data processing, database activities and distribution of electronic content, other computer related activities, basic and applied R & D on biotechnology, pharmaceutical sciences/ life sciences, natural sciences and engineering; business and management consultancy activities and architectural, engineering and other technical activities.” and

The activity falls under 1 above falls under the ambit of Industrial Activities as detailed above; and

iii.

Relying upon this among other representations of the Lessee detailed herein the Lessor has agreed to grant the lease of the Premises. In addition to the above, the Lessee shall produce such documents as may be requested by the Lessor to ensure that the above representation of the Lessee is true and accurate.

b.	The Lessee has the full right and corporate authority to enter into Lease Deed and observe and perform the terms hereof and it has not done anything that would prevent or disentitle it from doing so.

c.	The Lessee shall not use or permit/suffer to be used the Premises or any part thereof, for any purpose other than for the abovementioned purpose;
d.

The Lessee shall not do or permit/suffer to be done any act, deed, matter or thing which would or might adversely affect or vitiate in whole or in part any insurance effected in respect of the Premises or the Building or any part thereof from time to time or cause any increase in premium payable in respect thereof;

e.

The Lessee shall hand over the Premises in the same condition as handed over by the Lessor on the Lease Commencement Date together with the Lessor's fixtures and fittings therein, in good order and condition (reasonable wear and tear excepted) on the expiry /earlier termination of the Lease.

f.

The Lessee shall use the Parking Space for parking Light motor vehicles (four wheelers) and two wheelers respectively and the Lessee shall not carry on manufacturing activity of any nature in the Premises; and

g.

The Lessee shall not make any structural alterations or additions to the Premises and shall not alter or remove there from any facilities provided by the Lessor therein; and the Lessee shall not do any act, which will cause or tend to cause any damage to the structure of the  Building and/or facilities therein;

h.

The Lessee shall, subject to reasonable wear and tear, keep the Premises in good condition and take up day today maintenance and repair works (excluding structural repairs and repairs in common areas). However, the Lessee shall bear the expenses, if structural repairs or repairs in common areas arise out of negligent acts of the Lessee or its employees/ agents/ visitors;

i.

The Lessee shall not in any manner carry out any unlawful, illegal or dangerous activity in the Premises; and the Lessee shall not store any goods or merchandise which are hazardous, combustible or dangerous or which are heavy so as to affect the construction or the structure of the said Building or any part thereof or in any manner interfere with common use.

j.	The Lessee shall not do or suffer to be done in or in relation to the Premises any act, deed, matter or thing which may cause nuisance or annoyance to other occupiers in the Building and the Project.
k.

The Lessee is aware that the building wherein the Premises is located is a strictly no-smoking area. The Lessee shall ensure that no act in contravention of the provisions of ‘Prohibition of Smoking in Public Places Rules, 2008’ is committed in the Premises or in the common spaces of the Building wherein the Premises are located. In case any offence under the ‘Prohibition of Smoking in Public Places Rules, 2008’ is committed in the Premises, by any employee / visitor of the Lessee, the Lessee shall be responsible for the same and any fine payable in respect thereof shall be paid by the Lessee and the Lessor shall not be responsible for the same.

The Lessee is aware and understands that the Lessor has entered into this transaction, and has agreed to grant the lease to the Lessee to enter upon, use and occupy the Premises, relying solely on the Lessee agreeing, undertaking and covenanting to strictly observe, perform, fulfill and comply with all the terms, conditions, covenants, stipulations, obligations and provisions contained in this  Lease Deed, and on the part of the Lessee to be observed, performed, fulfilled and complied with, and therefore, the Lessee hereby agrees, undertakes and covenants to indemnify, save, defend and keep harmless at all times hereafter, the Lessor and its successors and assigns, from and against all costs, charges, expenses, losses, damages, claims, demands, suits, actions, proceedings, prosecutions, fines, penalties and duties, which it, they or any of them may have to bear, incur or suffer, and/or which may be levied or imposed on it, them or any of them, by reason or virtue of or arising out of any breach, violation, non-observance, non-performance or non-compliance of any of the terms, conditions, covenants, stipulations and/or provisions hereof by the Lessee and/or its permitted successors and permitted assigns.

10.	OBLIGATIONS OF THE LESSEE:
a.	RENT AND OUTGOINGS:

The Lessee shall pay regularly the Rent, CAM Charges, utilities charges and other charges payable under the Lease within the time specified herein, failing which the Lessee shall, without prejudice to any other remedies that the Lessor may be entitled to under this Lease Deed and/or in law, be liable to pay interest on the payments delayed at the rate of 18% per annum for the period of delay in addition to the right of the Lessor, in its sole discretion and without notice, to stop supplying to the Lessee electricity / air conditioning/ water and / or all other services in addition to any other remedies/ actions the Lessor may take in its sole discretion. By doing so, the Lessor shall have no responsibility or liability for any loss and damage, if any, suffered by the Lessee and the Lessee shall not be entitled to lodge any claim whatsoever against the Lessor as a result of such action.

b.	RETURN OF POSSESSION ON TERMINATION:

The Lessee shall, forthwith on the expiry of the lease or its earlier termination as per the terms hereof, remove the items brought by them to the Premises without causing damage to the Premises, reinstate the Premises to the state in which the Premises was leased, (normal wear and tear excepted), clear the debris from the Premises, de-bond the Premises, if custom bonded, and hand over peaceful possession of the Premises in neat and clean condition to the Lessor simultaneous with refund of Security Deposit in terms of Clause 5(b) above. In the event the Lessee fails to get the Premises de-bonded within the notice period it shall be assumed that the peaceful, vacant and physical possession of the Premises has not been handed over by the Lessee to the Lessor on the expiry or earlier termination of the lease and the Lessor shall be entitled to claim damages, payments, dues in accordance with the terms of this Lease Deed.

c.	SUB – LEASING AND ASSIGNMENT
i.

The Lessee may, with prior written consent of the Lessor (such consent not to be unreasonably withheld), sub-lease all or part of the Premises to its Affiliates for the same rent as the Rent payable hereunder. The Lessee shall while seeking such consent, submit to the Lessor all such documents as the Lessor may require to evidence such a relation between the Lessee and its Affiliate/s.

ii.	The term of any such sub-lease shall not exceed this Lease Period and the Lessee shall not be entitled to sub-lease the Premises during any Renewed Period of the Lease.
iii.	The Lessee shall however, at all times, during the lease even in the event of sub-lease be liable for performance of all the terms of the Lease.
iv.	The Lessee shall not be entitled to assign the Lease.
v.	The Lessee shall also not be entitled to charge a higher rent to any such sub – lessee than the Rent payable hereunder.
vi.	For the purposes of this Clause
1.	“Affiliate/s” in relation to any Party means an entity/ies which Controls, is Controlled by, or is under the common Control with that Party;
2.

“Control” means the beneficial ownership  directly or indirectly of more than 50% of the voting securities of such entity or the control of the majority of the composition of the Board or the principal governing body or the power to direct or influence the management or policies of such entity directly or indirectly, whether through the ownership or voting of securities, by contract or otherwise; and the terms “Controlling”,  “Controlled”, “Controls” and / or related cognate expressions shall have meanings correlative to the foregoing.

d.	MERGER, DEMERGER AND AMALGAMATION:

In the event, the Lessees or either of them desire/s to merge/ amalgamate/ consolidate and / or transfer its assets with/to any entity, then the Lessees shall, before effecting such merger/amalgamation/consolidation/transfer, duly intimate the Lessor regarding the same. In the event of a transfer of assets which include the Lessees’ leasehold rights to the Premises, the Lessees shall ensure that the existing lease deed is surrendered / novated and the entity acquiring the assets of the Lessees executes a fresh lease deed with the Lessor, on identical terms and conditions as those set out in the Lease.

e.	INSPECTION OF THE PREMISES:

The Lessor, its authorized agents or representatives shall, upon forty eight (48) hours advance notice in writing to the Lessee, be entitled to enter upon the Premises at all reasonable times and during normal business hours for the purpose of inspecting the state and condition of the Premises or to carry out any repair or maintenance as may be required from time to time. However, the Lessor, its authorized agents or representatives shall not be required to give notice as referred to in this clause, if it requires to enter the Premises at any time for the purposes of carrying out urgent / emergency repairs, or if it is required to enter the Premises in order to ensure the safety and security of the Premises or any part thereof and/or the Building or any part thereof.

f.	SERVICES TAX AND OTHER TAXES AND EXPENSES:
i.

The Lessee shall pay the service tax (if applicable), lease tax (if applicable), and all other present and future taxes, by whatever name called, that may be levied by any Government and/or other statutory authorities, on account of leasing of the  Premises and on account of maintenance of the common areas and amenities by the Lessor including goods and service tax (“GST”), integrated goods and service tax (“IGST”), central goods and service tax (“CGST”) and state goods and service tax (“SGST”) at the applicable rates on the value as laid down in the respective GST law from the date of introduction of GST;

ii.	All the taxes referred to in sub clause (i) above are collectively referred to as (“Taxes”).
iii.

Further, the Lessor shall ensure that applicable tax from the date of introduction of GST, (i.e. IGST or CGST & SBST), is charged in the invoices considering the place of supply as provided in the GST laws along with rules thereto.

iv.	The Lessee shall furnish to the Lessor in writing details of the Lessee’s registration under GST and shall further promptly keep the Lessor informed of any changes in the same.
v.

Similarly the Lessee shall pay all expenses attributable to its business including but not limited to payment of electricity bills, demand charges (if any) with respect to electricity supplied from BESCOM, back-up power consumption charges, CAM Charges, water bills and taxes on consumption of back-up power etc.

a.	INSURANCE:

The Lessee shall, at its own expense, obtain suitable insurance policies such as Fire & allied perils Policy, to cover damages to the properties belonging to Lessee and Public Liability Insurance Policy/Commercial General Liability/ Workmen’s Compensation Policy, etc, to cover its various legal liabilities. Insurance Policies obtained by the Lessor are exclusively to cover the loss and / or damage to the property belonging to the Lessor and legal liability of the Lessor alone, towards the public.  Under no circumstances, shall the Lessor be liable or responsible for the consequences of any negligence on the part of the Lessee.

b.	APPROVALS:
i.

The Lessee shall abide by all laws for the time being in force and shall apply for, obtain and, at its cost, keep up to date all approvals/services from statutory authorities such as DOT, Sales Tax, Central Excise, Department of Industry and Commerce, Customs, private service providers and other governmental agencies, local and public bodies from time to time necessary for carrying on the business of the Lessee and the Lessor shall facilitate the same by providing necessary documents, if any to the Lessee. It is agreed that all costs for obtaining and keeping valid all such approvals, will be to the Lessee’s account, including renewals, extensions of validity, etc.

ii.

The Lessee shall be solely liable and responsible for all damages, costs, risks and consequences arising out of any violation, contravention or breach made by it of such directives, notifications, laws, rules or regulations, and the Lessee shall at all times keep the Lessor indemnified from and against the same.

11.	INDEMNITY:
a.	LESSOR’S INDEMNITY
I.

The Lessor shall, indemnify and hold harmless the Lessee, from actions, proceedings, suits, claims, demands, direct losses, damages, costs, charges, and expenses incurred or suffered by the Lessee, if the Lessee is prevented from using and occupying the Premises due to:

1.	any breach by the Lessor of the terms and conditions of the Lease; or
2.	any misrepresentation or suppression by the Lessor of any facts that results in the Lessee being prevented from using and occupying the Premises; or
3.	any negligent acts of the Lessor, its agents or Property Manager.

II.

Further, if GST Credit is denied to the Lessee on account of mismatch in the returns filed by the Lessor or on account of delay/ failure on the part of the Lessor, to file returns or due to incorrect reporting by the Lessor, the Lessor hereby agrees and undertakes to indemnify the Lessee only to the extent of loss of input tax credit on account of such mismatch/delay/ failure/incorrect reporting, as the case may be.

a.	LESSEE’S INDEMNITY

The Lessee shall, indemnify and hold harmless the Lessor from actions, proceedings, suits, claims, demands, losses, damages, costs, charges, and expenses incurred or suffered by the Lessor on account of any or all of  the following,-

i.	any breach by the Lessee of the terms and conditions of the Lease; or
ii.	any negligent acts of the Lessee, their employees, agents, customers, visitors etc.; or
iii.	any physical/bodily injury or death of any person/s or damage to real and tangible property of the Lessor caused by the negligent act or willful default of the Lessee; or
iv.	any damage caused to the Building solely and directly due to negligent acts of the employees, representatives, servants, helpers, contractors, visitors etc of the Lessee; or
v.	any misrepresentation or suppression by the Lessee of any facts that affect the Lease.
vi.

any liability incurred by the Lessor on account of loss of GST credits for reasons attributable to failure on the part of the Lessee to provide adequate and proper details as required to be included in the invoices for the Rent.

12.	LIMITATION OF LIABILITY

Notwithstanding any other provisions contained in this Lease Deed, neither party shall be liable to the other for any special, indirect, incidental, consequential, or like damages (including but not limited to any direct or indirect business loss, loss of profits, loss of opportunity, loss of anticipated revenues or  profits, or loss  of contracts).  Provided, however, that the rental losses suffered by the Lessor shall be construed to be included in the direct losses incurred by the Lessor and hence covered in the Lessee’s indemnity.

13.	FORCE MAJEURE

a.

If the performance by either Party, of any of its obligations under this Lease Deed is prevented, restricted or interfered with by reason of fire, flood, incessant rain, earthquake, accident, riots, strike, war, civil commotion, political disturbance, mob violence or other violence, shortage or non – availability of labour or construction materials, any law or regulation of any government, or any other act of God or a natural calamity, or any other act or condition or circumstance whatsoever, which is beyond the control of the respective Party, (each such event shall be called a “Force Majeure” event), then the time available to such party for performance of such obligation shall stand extended for the period of time during which such prevention, restriction or interference and its effects shall continue.

b.

Further, in the event that the Premises or any part thereof, (including installations if any, therein provided by the Lessor), are at any time during the term of the lease destroyed or damaged due to a Force Majeure Event, so as to render the Premises and installations, if any, therein provided by the Lessor or any part thereof wholly or partially unfit for use by the Lessee, the Lessor shall, notwithstanding anything contrary contained in this Lease Deed, have the option either forthwith or within one month after the event upon which the right to exercise such option arises to determine the lease by a notice of 30 (Thirty) days, in writing to the Lessee. The Lessor shall be liable to refund the Security Deposit forthwith upon the vacation of the Premises by the Lessee in accordance with the terms of this Lease Deed. . However, if the destruction or damage of the Premises, (or such part thereof), is occasioned by the wrongful act or default of the Lessee, the Lessee shall not be entitled to avail itself of the benefit of this provision.

c.

In the event of the Lessor agreeing to repair or to make good or reinstate the Premises, or any part thereof so damaged or destroyed, to the former state and condition thereof, the rent or the proportionate part thereof shall cease to be payable from the time of such destruction or interruption until such time as the Premises or such part thereof, as the case may be, is repaired or made good or reinstated and the Lessee, shall when called upon to do so by the Lessor, temporarily release the whole or such portion of the Premises, to enable the Lessor  to repair or make good or reinstate the same.

14.	ATTORNMENT

In the event of the Lessor being desirous of selling/ assigning/alienating its rights, title and interest in the Premises, the Lessor may do so subject to the Lease in favour of the Lessee. The Lessee shall attorn to and accept such Purchaser as the Lessor of the portion so sold. PROVIDED, HOWEVER, that the Lessor shall ensure, (by incorporating suitable covenants in the Deed to be entered into with the purchaser/ assignee/ alienee), that the purchaser/ assignee/alienee shall agree to be bound by the terms and conditions contained in this Lease Deed.

15.	TERMINATION OF LEASE AND CONSEQUENCES:

a.	Termination by the Lessor
i.

If the Lessee commits a breach of any of the terms and conditions of the Lease, the Lessor may issue a notice in writing (the “Notice to Remedy”), calling upon the Lessee to remedy the breach within a period of 30 (thirty) days and if the breach is not so remedied within the said period, the Lessor may, notwithstanding the Lock-in Period, issue a notice (the “Notice of Termination”) calling upon the Lessee to vacate the Premises within 30 (Thirty) days, immediately on expiry whereof, the Lease shall stand forfeited and the Lessor shall be entitled to re-enter the Premises and recover physical possession thereof. It is clarified that if the Lessor is constrained to terminate the Lease during the Lock-in Period, due to a breach by the Lessee of the terms and conditions of the Lease, the Lessee will be liable to pay the Lessor the Rent for the unexpired portion of the Lock-in Period.

ii.

Notwithstanding the above, the Notice to Remedy in any of the following circumstances shall be a period of 7 (Seven) days and in the event of failure of the Lessee to cure the remedy complained therein, the lease granted under this Lease Deed shall forthwith stand terminated,-

1.	If the Lessee fails to pay Rent for any month for a period of 60 (Sixty) days from the due date;
2.	If the Lessee commits breach of Clause (IV) 10 (c) above;
3.	If at any time during the term of the Lease,-
a.	the Lessee commits an act of insolvency under the laws; or
b.	if the Lessee files a petition for reorganization, or for arrangement or for the appointment of a receiver or trustee or for winding up of all or a portion of the Lessee’s properties; or
c.	where an involuntary petition of any kind referred to in sub - clauses (a) and (b) of this Clause is filed and admitted against the Lessee; or
iii.

where a receiver is appointed for any property (including Premises),  by order of a court of competent jurisdiction and such appointment is not cancelled or withdrawn within thirty (30) days from the date of appointment.

b.	Termination by the Lessee:
i.

If the Lessor commits breach of any of the terms and conditions of this Lease Deed, the Lessee shall issue Notice to Remedy to the Lessor calling upon the Lessor to rectify the breach within 30 (thirty) days therefrom, on expiry whereof if the breach is not remedied, the Lessee shall, notwithstanding the Lock-in Period have the right to terminate the Lease by issuance of Notice of Termination to the Lessor stating that the lease shall stand terminated on expiry of a period of 30 (thirty) days there from. It is clarified that if the Lessee is constrained to terminate the Lease in accordance with the terms of this Deed during the Lock-in Period, due to a breach by the Lessor of the terms and conditions of the Lease, the Lessee will not be liable to pay the Lessor the Rent for the unexpired portion of the Lock-in Period.

ii.

The Lessee shall be entitled to terminate the lease, without assigning any reasons, by providing to the Lessor, 6 (Six) months written notice which may be served at any time after the expiry of Lock-in Period.

c.	Consequences of termination of lease:

On expiry or termination of lease, as the case may be,-

i.

During the notice period or at least 1 (One) month prior to the expiry, the Lessor shall be permitted to enter the Premises during reasonable hours for giving inspection of the same to any prospective lessee, transferee, purchaser as the Lessor may deem fit and the Lessee shall co-operate with the Lessor in this regard.

ii.

Simultaneous with the refund of the Security deposit as provided in Clause (IV) 5 (b) above, the Lessee shall hand over physical vacant possession of the Premises to the Lessor, subject to normal wear and tear. The Lessee shall, one week prior to expiry or termination of the Lease, as the case may be, remove the moveable items brought by it to the Premises without causing damage to the Premises, reinstate the Premises to the state in which the Premises was leased, (normal wear and tear excepted), clear the debris from the Premises and de-bond the Premises, if custom bonded. On such date, the Parties shall jointly assess the damage if any, caused to the Premises, neighboring areas of the Premises, Common Areas by the Lessee, its staff, servants or agents. The Lessee shall rectify such damage before the date of expiry or termination of the lease of the Premises failing which the Lessor shall recover the amount determined towards rectification of such damage in such manner as the Lessor may deem fit, including by way of deduction from the Security Deposit; and

iii.

If the Lessee fails to hand over quiet and peaceful possession of the Premises to the Lessor, the Lessor and its representatives shall be fully entitled to re-enter the Premises in accordance with law and get the Premises vacated without being liable for damages or otherwise, of whatsoever nature.  In addition to the right of the Lessor to re-enter the Premises the Lessee shall be liable as more particularly contemplated in Clause (IV) 5 (d) hereinabove.
iv.

Further, it is agreed that, in the event the Lessee fails to get the Premises de-bonded within the notice period it shall be assumed that the peaceful, vacant and physical possession of the Premises has not been handed over by the Lessee to the Lessor on the expiry or earlier termination of the lease and the Lessor shall be entitled to claim damages, payments, dues in accordance with the terms of the Lease Deed.

16.	DISPUTE RESOLUTION:

If any differences arise between the Lessor and the Lessee out of or relating to the terms of this Lease Deed, the affected Party shall issue a notice (“the Notice of Dispute”) to the other Party stating the nature of the differences (“Dispute”) and call upon the other Party to resolve the Dispute. The Parties shall use all reasonable efforts to resolve the Dispute through negotiations and conciliation. If the Dispute cannot be settled through negotiations and conciliation within thirty (30) days from the date of service of the Notice of Dispute, the Dispute shall be settled by arbitration in accordance with the Indian Arbitration and Conciliation Act, 1996 by a sole arbitrator, whose order shall be final and binding on the Parties and all proceedings shall be subject to the laws of India and conducted in English and the venue of arbitration shall be Bangalore, Karnataka, India. During the arbitration proceedings, both Lessee and Lessor shall continue to fulfill their obligations under this Lease Deed, including the obligation to pay rent and all other amounts due and payable under this Lease Deed.

17.	JURISDICTION:

Subject to the provisions of the foregoing clause, this Lease Deed and the Lease Deed shall be subject to the jurisdiction of the Courts of Bangalore, Karnataka, India and shall be subject to the laws applicable in India.

18.	NOTICES:
a.	Any notice, information, intimation, or document required or authorised by this Lease Deed, shall be given in writing in English and shall be deemed to have been duly given or delivered,-
i.	Upon delivery by hand at the addresses referred to in sub-clause (b) below and obtaining written acknowledgement in receipt thereof; or
ii.	Upon sending it by a recognized courier to the relevant Parties at the addresses referred to in sub-clause (b) below; or
iii.	Upon sending it by registered post acknowledgement due (RPAD) to the relevant Parties at the addresses referred to in sub-clause (b) below; or

iv.	Upon sending it by facsimile to the number provided by the Parties;
v.	Upon sending it by e – mail, to the e – mail addresses mentioned below;

Provided further that,  in  the event of any ambiguity or dispute regarding the service of any notice, intimation, document or information, service shall be deemed to be sufficient,-

1.	In the event of hand delivery, upon proof of the written acknowledgement of the service;
2.	in the event of sending by a recognized courier, upon proof of delivering for the service to the courier agency;
3.	in the event of sending by a registered post with or without acknowledgement due, upon proof of putting the same into ordinary course of communication by post; and
4.	in the event of sending it by facsimile to the number provided by the Parties, upon receipt of facsimile transmission report.
5.

In the event of sending it by e – mail, the same shall also be followed up by sending a copy through the manner set out in sub – clauses (i), (ii) or (iii) above and proof of delivery shall be in the manner set out on sub – clauses 1, 2 or 3 above.

Provided further that, that where more than one of the modes specified above are adapted, consequent to which, more than one date is available for deeming, the earliest among them shall be reckoned to be the deemed date of completion of service.

b.	The address and other details of the Parties for the purpose of communication, unless otherwise notified in writing to the other Party shall be as follows:
i.	LESSOR

RMZ Ecoworld Infrastructure Private Limited,

Level 12 – 14, Tower ‘B’, The Millenia, No. 1 & 2, Murphy Road, Ulsoor, Bangalore 560 001.

Kind Attn : Head – Tenant Relations

E – Mail : joseph.akkarakalam@rmzcorp.com

Fax No.: +91 (80) 4000 4111

ii.	LESSEE

Mobile Iron Software Private Limited

MobileIron India Software Private Limited

6th Floor, Western Pearl, Beside Google,

Kondapur, Hyderabad 500 084.

Kind Attn : Mr. Gaurav Kamra, Regional Head – HR

E – Mail : gkamra@mobileiron.com

Fax No.: 040-66405771

19.	REGISTRATION OF THE LEASE DEED:

The Lessee shall be responsible for undertaking registration formalities of the Lease Deed at the concerned office of the Sub Registrar within 60 (Sixty) days from the date of execution of the Lease Deed. The stamp duty, registration charges and any other related expenses applicable / incurred towards execution and registration of the Lease Deed and any other ancillary or supplementary documents, including deeds of surrender etc., will be borne by the Lessee.

20.	CUMULATIVE RIGHTS AND REMEDIES:

The various rights and remedies available to the Parties under this Lease Deed shall not be exclusive of each other but are cumulative and shall not exclude any other statutory right or remedy except where they are excluded specifically or by necessary implications by the terms of this  Lease Deed as the case may be.

21.	WAIVER, VARIATION OR NOVATION:

A right created under this Lease Deed shall not be waived, varied, or novated entirely or partially, except in writing signed by the Parties hereto and no delay or omission in the exercise of such right or power by either party shall impair or detract from any such right or power, nor shall be construed as a waiver of default, if any or as acquiescence therein. Unless otherwise expressly stated in the writing referred to above, one or more instance of waiver of the breach of any covenant, term or condition of this Lease Deed by either party shall not be construed by the other Party as a waiver of a subsequent breach of the same covenant, term or condition.

22.	ENTIRETY AND SEVERABILITY:

The Lease Deed and the Annexures thereto shall (upon its execution) constitute the entire Agreement between the Lessor and the Lessee with respect to the Lease of the Premises and shall supersede any other prior oral or written communications, representations or statements with respect to the transaction contemplated in this Lease Deed. This Lease Deed may not be modified, altered or amended in any manner except by an agreement in writing executed by the Parties. If a court holds any provision of this Lease Deed to be invalid, the remainder of this Lease Deed will be valid, enforceable and effective to the extent to which such remainder is workable and represents substantially the essence of the Agreement between the Parties.

23.	MISCELLANEOUS:

a.

Each Party hereby represents that the person signing this Lease Deed on its behalf has/will have full and complete authority to do so on its behalf and the execution of the same by such party creates a legal and binding obligation on it.

b.

The Lease Deed shall be executed and lodged for registration in three sets (viz., one original and one duplicate with the requisite stamp duty being paid on each) and the third set, which shall not be stamped and which shall be the Sub – Registrar’s copy. The original shall remain with the Lessee, the duplicate shall remain with the Lessor and the third unstamped set shall be submitted to and retained by the Sub – Registrar at the time of registration.

c.

The stamp duty, registration charges and any other related expenses applicable / incurred towards execution and registration of this Lease Deed and any other ancillary or supplementary documents, including deeds of surrender etc., will be borne by the Lessee;

d.	Each of the Parties shall bear their respective brokerage charges and other legal costs and fees incurred by them relating to or in connection with this Lease Deed.

THE SCHEDULE A ABOVE REFERRED TO:

Item No.(i):

All that piece and parcel of converted land bearing Sy. No. 98/1 admeasuring 2 Acres 16 Guntas situated at Bhoganahalli Village,Varthur Hobli, Bangalore East Taluk, (formerly called as South Taluk) Bangalore and bounded on:

East by	:	Property bearing Sy. No.98/2;
West by	:	Property bearing Sy. No.99;
North by	:	Property bearing Sy. No.102/2 and 102/3;
South by	:	Property bearing Sy. No.72/1 & 72/5 of Doddakanahalli Village;

Item No.(ii)

All that piece and parcel of converted land bearing Sy. No. 98/2 admeasuring 1 Acre 24 Guntas situated at Bhoganahalli Village,Varthur Hobli, Bangalore East Taluk, (formerly called as South Taluk) Bangalore and bounded on:

East by	:	Internal Driveway and remaining part of same Sy. No.98/2;
West by	:	Property bearing Sy. No.98/1;
North by	:	Property bearing Sy. No.102/3 and 104/2;
South by	:	Property bearing Sy. No.72/5 of Doddakanahalli Village;

Item No.(iii)

All that piece and parcel of converted land bearing Sy. No. 99(P) admeasuring 0 Acre 25 Guntas situated at Bhoganahalli Village,Varthur Hobli, Bangalore East Taluk, (formerly called as South Taluk) Bangalore and bounded on:

East by	:	Property bearing Sy. No.98/1;
West by	:	Remaining portion of Sy. No.99;
North by	:	Property bearing Sy. No.102/2;
South by	:	Property bearing Sy. No.72/1 of Doddakanahalli Village;

Item No.(iv)

All that piece and parcel of converted land bearing Sy. No. 101(P) admeasuring 08 Guntas situated at Bhoganahalli Village,Varthur Hobli, Bangalore East Taluk, (formerly called as South Taluk) Bangalore and bounded on:

East by	:	Property bearing Sy. No.102/1;
West by	:	Private Property;
North by	:	Remaining portion of Sy. No.101;
South by	:	Property bearing Sy. No.100;

Item No.(v)

All that piece and parcel of converted land bearing Sy. No. 102/1 admeasuring 13

Guntas situated at Bhoganahalli Village,Varthur Hobli, Bangalore East Taluk, (formerly called as South Taluk) Bangalore and bounded on:

East by	:	Property bearing Sy. No.102/2;
West by	:	Property bearing Sy. No.101;
North by	:	Remaining portion of Sy. No.102/1;
South by	:	Property bearing Sy. No.99;

Item No.(vi)

All that piece and parcel of converted land bearing Sy. No.102/2 admeasuring 24 Guntas situated at Bhoganahalli Village,Varthur Hobli, Bangalore East Taluk, (formerly called as South Taluk) Bangalore and bounded on:

East by	:	Property bearing Sy. No.102/3;
West by	:	Property bearing Sy. No.102/1;
North by	:	Remaining portion of Sy. No.102/2;
South by	:	Property bearing Sy. No.99 and 98/1;

Item No.(vii)

All that piece and parcel of converted land bearing Sy. No.100 admeasuring 02 Acres 27 Guntas situated at Bhoganahalli Village,Varthur Hobli, Bangalore East Taluk, (formerly called as South Taluk) Bangalore and bounded on:

East by	:	Property bearing Sy. No.99;
West by	:	Private Property;
North by	:	Property bearing Sy. No.101;
South by	:	Property bearing Sy. No.72/1 of Doddakanahalli Village;

Item No.(viii)

All that piece and parcel of converted land bearing Sy. No. 102/3 admeasuring 22 Guntas situated at Bhoganahalli Village,Varthur Hobli, Bangalore East Taluk, (formerly called as South Taluk) Bangalore and bounded on:

East by	:	Property bearing Sy. No.104/2 and internal driveway;
West by	:	Property bearing Sy. No. 102/2;
North by	:	Remaining portion of Sy. No.102/3;
South by	:	Property bearing Sy. No.98/1 and 98/2;

Item No.(ix)

All that piece and parcel of converted land bearing Sy. No.99 measuring 03 Acres 33 Guntas situated at Bhoganahalli Village,Varthur Hobli, Bangalore East Taluk, (formerly called as South Taluk) Bangalore and bounded on:

East by	:	Remaining portion of Sy. No.99;
West by	:	Property bearing Sy. No. 100;
North by	:	Remaining portion of Sy. No.102/1 & 102/2;
South by	:	Property bearing Sy. No.72/1 0of Doddakanahalli Village;

THE SCHEDULE B ABOVE REFERRED TO

All that piece and parcel of property Sy. No. 98/1 admeasuring 2 Acres 16 Guntas, Sy. No. 98/2 admeasuring 1 Acre 24 Guntas, Sy. No. 99(P) admeasuring 0 Acre 25 Guntas, Sy. No. 101(P) admeasuring 08 Guntas, Sy. No. 102/1 admeasuring 13 Guntas, Sy. No.102/2 admeasuring 24 Guntas, Sy. No.100 admeasuring 02 Acres 27 Guntas, Sy. No. 102/3 admeasuring 22 Guntas, Sy. No.99 measuring 03 Acres 33 Guntas, totally measuring about 12 Acres 32 Guntas, all situated at Bhoganahalli Village, Varthur Hobli, Bangalore East Taluk (formerly Bangalore Taluk) Bangalore and bounded on:

East by	:	Internal Driveway;
West by	:	Private Property;
North by	:	Property bearing Sy. Nos.101, 102/1, 102/2. 102/3 and 104/2;
South by	:	Property bearing Sy. Nos. 72/1 and 72/5 of Doddakanahalli Village;

THE SCHEDULE C ABOVE REFERRED TO

(THE PREMISES)

Office space bearing Unit No. 803 and Unit No. 804, measuring 40,532 square feet of Leasable Built-up Area (defined here below) on the Eight floor of the said Building, - as shown on the Plan annexed hereto as Annexure III along with the exclusive right of use of 51 (Fifty One Only) Nos. open and covered car parking spaces across the basement and surface car parking areas, in the Building, Campus 7 constructed on the Schedule A Property and being a part of the Project, known as RMZ Ecoworld, situated at Sarjapur Marathalli Outer Ring Road, Bangalore.

LIST OF ANNEXURES FORMING PART OF THIS DEED

Annexure I – Site Master Plan

Annexure II – Base Building Specifications

Annexure III – Floor Plans

Annexure IIIA – Car Parking Layout

Annexure IV – Scope of Common Area Maintenance Services

Annexure V – Scope of Services within the Premises

Annexure VI – Fit Out Guidelines

IN WITNESS WHEREOF THE PARTIES hereto have executed this Deed, the day, month and year first hereinabove written.

SIGNED AND DELIVERED by the within named LESSOR, RMZ Ecoworld Infrastructure Private Limited by the hand of its Authorised Signatory, Mr. Chatru M Menda, in the presence of:

SIGNED AND DELIVERED by the within named LESSEE, MobileIron India Software Private Limited by the hand of its Authorized Signatory,   Mr. Gaurav Kamra as per the resolution of the Board of Directors of the LESSEE dated 26 May 2015 in the presence of:

For RMZ ECOWORLD INFRASTRUCTURE PVT. LTD.

/s/ Chatru M Menda

For Mobile Iron India Software Private Limited

/s/ Gaurav Kamra

WITNESSES:

1.M S Ravi Dixit

The Millenia, Lvl 12-14

Murphy Road

Ulsoor, Bengaluru - 8

2.Sai Krishna

Plot #5 Phase 3

Saket, Kapoor

Hyderabad - 62